Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

W. Guy Ormsby

Executive Vice President, Chief Financial Officer and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Reports Third Quarter Results

October 29, 2009. Chicopee Bancorp, Inc. (the “Company”) (NASDAQ - CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three and nine months ended September 30, 2009.

The Company reported a net loss of $1.4 million, or ($0.25) loss per share, for the three months ended September 30, 2009, as compared to a net loss of $156,000, or ($0.03) loss per share, for the corresponding period in 2008. The net loss for the three months ended September 30, 2009 was primarily due to a non-cash charge for other-than-temporarily impaired securities, an increase in the loan loss provision and the effects of the narrowing of the net interest margin from 3.05% in 2008 to 3.01% in 2009. In addition, the Company also recognized an additional tax expense of $100,000 to increase the deferred tax valuation allowance, reducing our Charitable Foundation contribution carry-forward to an amount that can be fully utilized. For the nine months ended, September 30, 2009, the Company reported a net loss of $1.5 million, or ($0.26) loss per share, as compared to net income of $160,000, or $0.03 earnings per share, for the corresponding period in 2008. The net loss for the nine months ended September 30, 2009, was due to a non-cash charge for other-than-temporarily impaired securities (“OTTI”) of $1.4 million, an increase of $167,000 in Federal Deposit Insurance Corporation (FDIC) insurance premiums and a FDIC special assessment fee of $229,000 that was recorded in the second quarter and the additional tax expense of $100,000 to increase the deferred tax valuation allowance as mentioned above. Also contributing to the loss was an increase in occupancy expense and general and administrative expenses directly associated with the operation of two new branches in 2009 and the narrowing of the net interest margin from 3.20% at September 30, 2008 to 3.13% at September 30, 2009.

The nine month period ended September 30, 2009 included a non-cash charge of $1.4 million for other-than-temporarily impaired securities, a $100,000 increase to the deferred tax expense to increase the deferred tax valuation allowance to reduce the Charitable Foundation contribution carry-forward to an amount that can be fully utilized and $1.0 million non-cash expense directly related to the Equity Incentive Plan. Excluding these non-cash items and the non-recurring FDIC special assessment of $229,000, net income after taxes would have been $486,000, or $0.08 earnings per share.

The Bank’s regulatory capital will not be negatively impacted by this OTTI non-cash charge as the unrealized loss was included in the computation of regulatory capital. The Bank’s Total Capital to Risk Weighted Assets Ratio was 23.9% and its Tier 1 Capital to Risk Weighted Assets Ratio was 23.0%. The minimum percentage to be “adequately capitalized” under current supervisory regulations are 8% and 4%, respectively. The minimums to be “well-capitalized” are 10% and 6%, respectively. As of September 30, 2009, the Bank is “well-capitalized” for regulatory purposes.

The Company’s total assets increased by $20.4 million, or 3.9%, from $527.7 million at December 31, 2008 to $548.1 million at September 30, 2009. The increase was primarily the result of an increase in cash and cash equivalents of $27.5 million due to the $49.8 million increase in deposits which was partially offset by a decrease in securities held-to-maturity of $6.8 million. Held-to-maturity securities decreased to $42.9 million from $49.7 million as of December 31, 2008. Net loans decreased $370,000, or 0.1%, to $415.7 million at September 30, 2009. The decrease in net loans was attributed to the $11.6 million, or 7.0%, decrease in one-to four-family residential loans from $164.8 million to $153.2 million primarily due to prepayments and refinancing activity attributed to the decline in interest rates to historically low levels. In accordance with the Company’s asset liability management strategy and in an effort to reduce interest rate risk, the Company sold $32.7 million fixed rate, low coupon residential real estate loans originated in 2009 to the secondary market. Servicing rights will continue to be retained on all loans written and sold in the secondary market. The decrease in one-to four-family real estate was offset by an increase of $7.3 million, or 6.3%, in commercial real estate to $122.2 million and a $6.3 million, or 11.6%, increase in commercial and industrial loans to $60.6 million. In addition, construction loans decreased $2.8 million, or 6.6%, to $38.9 million.

As of September 30, 2009, the Company serviced $69.1 million in loans sold to the secondary market compared to $45.5 million at December 31, 2008. This increase was a result of the substantial increase in one- to four-family loans originated and sold in the secondary market, as previously described.

A portion of the cash flows received from the sale of loans was used to pay down Federal Home Loan Bank of Boston advances which decreased by $29.3 million from $76.6 million as of December 31, 2008 to $47.3 million as of September 30, 2009.

Financial highlights include:

•

The investment securities portfolio, including both held-to-maturity and available-for-sale securities, decreased by $6.8 million, or 12.3%, to $48.2 million as of September 30, 2009 compared to $54.9 million at December 31, 2008. The decrease was primarily due to maturities of held-to-maturity securities.

•

Total deposits increased by $49.8 million, or 14.9%, to $384.5 million at September 30, 2009 compared to $334.8 million at December 31, 2008. Money market accounts increased by $32.6 million, or 68.5%, to $80.2 million primarily due to the increase in municipal accounts, certificates of deposits increased by $7.6 million, or 3.8%, to $208.4 million and demand deposit accounts increased by $6.6 million, or 21.4%, to $37.4 million.

•

The allowance for loan losses was $3.7 million, or 0.89%, of total loans at September 30, 2009, compared to $3.3 million, or 0.81%, of total loans, at December 31, 2008. The allowance for loan loss as a percentage of non-performing loans was 132.3% at September 30, 2009 and 122.9% at December 31, 2008. Nonperforming loans decreased $85,000, or 2.9%, and totaled $2.8 million, compared to $2.9 million, at December 31, 2008. As of September 30, 2009, asset quality remains favorable as reflected in the ratio of non-performing loans to total loans of 0.67% and non-performing assets to total assets of 0.57%, compared to 0.69% and 0.60%, respectively, as of December 31, 2008. Non-performing assets as of September 30, 2009, totaled $3.1 million and included $2.8 million of non-performing loans and $277,000 of other real estate owned. For the nine months ended September 30, 2009, net charge offs totaled $137,000, or 0.03% of total average loans, compared to 0.01% for the nine months ended September 30, 2008.

•

Loan loss provision for the three months ended September 30, 2009, increased by $351,000 compared to the same period in 2008. For the nine months ended September 30, 2009, the provision for loan loss was $550,000 compared to $306,000 for the same period in 2008. The increase in provision for loan losses for the three and nine months ended September 30, 2009 was primarily due to a $200,000 increase in additional loss provision to reflect managements concern regarding continued deterioration in economic conditions.

•

For the three months ended September 30, 2009, net interest margin decreased to 3.01%, as compared to 3.05% in the third quarter of 2008. For the nine months ended, net interest margin decreased seven basis points from 3.20% at September 30, 2008 to 3.13% at September 30, 2009. The near-zero short term interest rates reduced the yields on earning assets; specifically the investment portfolio and short term investments, which decreased by 144 basis points and 258 basis points, respectively. The Company continues to maintain its asset liability management strategy to position the balance sheet to asset sensitive in order to benefit from the anticipated future interest rate increases.

•	Non-interest income increased $200,000, or 51.5%, to $588,000 for the three months ended September 30, 2009 compared to $388,000 for the same period in 2008. The increase was due to increase in income from loan sales and servicing of $112,000 and a $292,000 improvement on loss on sale of securities available-for-sale which was offset by a $169,000 increase on loss on sale of OTTI securities. For the nine months ended September 30, 2009, non-interest income increased by $478,000, or 32.0%, and totaled to $2.0 million compared to $1.5 million for the same period in 2008. The increase for the first nine months of 2009 was primarily due to a $556,000 increase in loan sales and a $204,000 improvement on loss on sale of securities available for sale and offset by a $169,000 increase on loss on sale of OTTI securities.

•

For the three months ended September 30, 2009, non-interest expense increased by $1.9 million, or 46.6%, due to a non-cash charge of $1.3 million to other-than-temporarily impaired securities and a $108,000 increase in FDIC insurance expense. For the nine months ended September 30, 2009, non-interest expense increased by $3.3 million, or 28.5%, from the previous year-to-date. The increase was directly related to a non-cash charge of $1.4 million for other-than-temporarily impaired securities. In addition, there was a $167,000 increase in FDIC insurance premium expense from $34,000 for the nine months ended September 30, 2009 to $201,000 as well as an additional FDIC special assessment of $229,000. The special assessment from the FDIC was charged to all FDIC-insured financial intuitions in the second quarter of 2009. Also contributing was an increase in expenses related to the establishment of two new branches opened in 2009.

•

Total stockholders’ equity totaled $93.9 million at September 30, 2009 and represented 17.1% of total assets compared to 17.8% of total assets over the same period in 2008. The change was mainly due to the decrease in unearned compensation and additional paid-in-capital of $1.3 million, and decrease in unrealized losses associated with equities of $1.4 million offset by the purchase of 107,503 shares of the Company’s common stock through the Company’s stock repurchase program, at a cost of $1.3 million, and a net loss of $1.5 million for the period. The Company’s book value per share increased to $14.70 at September 30, 2009 compared to $14.47 at December 31, 2008.

William J. Wagner, President and CEO, stated: “In summary, net income has been negatively impacted by the current economic environment including significantly higher FDIC insurance premiums and assessments, increases to the loan loss provision, OTTI write downs for impaired securities and historically low, near-zero short-term interest rates for the last nine months. Management has positioned the Bank for better results when economic conditions improve. We have successfully decreased the cost of liabilities by 81 basis points while the yield on average loans decreased by 39 basis points for the nine month period. However, the near-zero interest rates on investments and fed funds has decreased the yield on investments by 144 and 258 basis points, respectively. Banking has been presented with many challenges this past year due to the economy but has also been presented many opportunities for well-capitalized community banks. The Bank continues to grow, as evidenced by the significant increase in deposit balances and increase in loan activity as customers move towards strong well capitalized community banks. Credit quality remains strong and loan volume for the year is at $98 million, and includes $33 million in loans sold to the secondary market to reduce interest rate risk. The loans sold to the secondary market will continue to be serviced by the Bank. Although economic conditions continue to be weak, the Bank’s delinquency trends and non-performing assets to total assets are below the national averages and stand at 1.93% and .57%, respectively, indicating that management is effectively managing asset quality. The Company’s balance sheet continues to be strong with significant liquidity and substantial capital.”

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund of Massachusetts (DIF). For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars In Thousands)

(Unaudited)

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Cash and due from banks	$8,342	$21,758
Short-term investments	1,136	342
Federal funds sold	41,132	1,000

Total cash and cash equivalents	50,610	23,100

Securities available-for-sale, at fair value	5,310	5,268
Securities held-to-maturity, at cost (fair value $43,028 and $49,673 at September 30, 2009 and December 31, 2008, respectively)	42,865	49,662
Federal Home Loan Bank stock, at cost	4,306	4,306
Loans, net of allowance for loan losses ($3,746 at September 30, 2009 and $3,333 at December 31, 2008)	415,706	416,076
Loans held for sale	—	185
Other real estate owned	277	269
Mortgage servicing rights	288	75
Bank owned life insurance	12,495	12,144
Premises and equipment, net	10,625	10,677
Accrued interest and dividends receivable	1,556	1,577
Deferred income tax asset	1,869	2,434
Other assets	2,190	1,926

Total assets	$548,097	$527,699

Liabilities and Stockholders’ Equity

Deposits
Non-interest-bearing	$37,393	$30,811
Interest-bearing	347,147	303,956

Total deposits	384,540	334,767

Securities sold under agreements to repurchase	21,896	21,956
Federal Home Loan Bank of Boston advances	47,285	76,567
Accrued expenses and other liabilities	448	392

Total liabilities	454,169	433,682

Stockholders’ equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at September 30, 2009 and December 31, 2008)	72,479	72,479
Treasury stock, at cost (1,050,118 shares at September 30, 2009 and 942,615 shares at December 31, 2008)	(13,818)	(12,483)
Additional paid-in-capital	1,612	1,168
Unearned compensation (restricted stock awards)	(2,481)	(3,107)
Unearned compensation (Employee Stock Ownership Plan)	(4,836)	(5,059)
Retained earnings	40,978	42,439
Accumulated other comprehensive loss	(6)	(1,420)

Total stockholders’ equity	93,928	94,017

Total liabilities and stockholders’ equity	$548,097	$527,699

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except for Number of Shares and Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Interest and dividend income:
Loans, including fees	$5,897	$6,123	$17,717	$18,029
Interest and dividends on securities	172	389	553	1,051
Other interest-earning assets	14	94	21	268

Total interest and dividend income	6,083	6,606	18,291	19,348

Interest expense:
Deposits	1,875	2,285	5,577	7,182
Securities sold under agreements to repurchase	46	86	160	266
Other borrowed funds	414	541	1,220	1,011

Total interest expense	2,335	2,912	6,957	8,459

Net interest income	3,748	3,694	11,334	10,889
Provision for loan losses	385	34	550	306

Net interest income, after provision for loan losses	3,363	3,660	10,784	10,583

Non-interest income:
Service charges, fees and commissions	387	424	1,074	1,186
Loan sales and servicing, net of amortization	108	(4)	544	(12)
Net gain (loss) on sales of securities available-for-sale	154	(138)	181	(23)
Net loss on sales of OTTI securities	(179)	(10)	(179)	(10)
Income from bank owned life insurance	118	116	350	351

Total non-interest income	588	388	1,970	1,492

Non-interest expenses:
Salaries and employee benefits	2,647	2,350	7,585	6,932
Occupancy expenses	370	261	1,228	828
Furniture and equipment	269	242	860	706
FDIC insurance assessment	122	14	430	34
Data processing	276	250	811	662
Professional fees	140	216	429	526
Advertising	143	139	370	366
Other than temporary impairment charge	1,297	—	1,403	—
Stationery, supplies and postage	89	81	294	250
Other non-interest expense	491	433	1,446	1,261

Total non-interest expense	5,844	3,986	14,856	11,565

Income (loss) before income taxes	(1,893)	62	(2,102)	510
Income tax expense (benefit)	(492)	218	(641)	350

Net income (loss)	$(1,401)	$(156)	$(1,461)	$160

Earnings (loss) per share: (1)
Basic	$(0.25)	$(0.03)	$(0.26)	$0.03
Diluted	$(0.25)	$(0.03)	$(0.26)	$0.03

Adjusted weighted average shares outstanding:
Basic	5,698,089	5,867,288	5,714,807	6,095,376
Diluted	5,698,089	5,867,288	5,714,807	6,200,480

(1)	Common stock equivalents are excluded from the computation of diluted net loss per share for the three and nine months ended September 30, 2009 and three months ended September 30, 2008, since the inclusion of such equivalents would be anti-dilutive.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Performance Ratios:

Return on Average Assets	-1.03%	-0.12%	-0.37%	0.04%
Return on Average Equity	-5.88%	-0.64%	-2.07%	0.21%
Interest Rate Spread	2.61%	2.49%	2.73%	2.55%
Net Interest Margin	3.01%	3.05%	3.13%	3.20%
Non-Interest Expense to Average Assets	4.30%	3.03%	3.75%	3.15%
Efficiency Ratio (1)	134.78%	97.65%	111.67%	93.41%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	121.50%	123.46%	121.08%	126.66%
Average Equity to Average Assets	17.56%	18.67%	17.82%	20.42%

		At September 30,	At December 31,	At September 30,
		2009	2008	2008
Asset Quality Ratios:

Allowance for loan losses as a percent of total loans		0.89%	0.79%	0.81%
Allowance for loan losses as a percent of total nonperforming loans		132.32%	114.30%	122.90%
Net charge-offs to average outstanding loans during the period		0.03%	0.01%	0.01%
Nonperforming loans as a percent of total loans		0.67%	0.69%	0.66%

Other Data:

Number of Offices		9	8	7

(1)	Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.